Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2016, by and among Sardar Biglari (“Mr. Biglari”), Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund II, L.P., a Delaware limited partnership (the “Seller”), and Air T, Inc., a Delaware corporation (the “Purchaser”) (each of Mr. Biglari, BCC, the Seller and the Purchaser, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Seller currently owns 329,738 shares of common stock, par value $0.25, of the Purchaser (the “Purchased Shares”);

WHEREAS, BCC is the general partner of the Seller and Mr. Biglari is the Chairman and Chief Executive Officer of BCC;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Seller desires to sell the Purchased Shares to the Purchaser, and the Purchaser desires to purchase from the Seller all of the Purchased Shares, on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition to the Purchaser entering into the transactions contemplated by this Agreement, Mr. Biglari, BCC and the Seller are willing to agree to certain restrictions on their involvement with the Purchaser in the future and to release certain past claims.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF PURCHASED SHARES

Section 1.1                      Purchase.  Subject to the terms and conditions of this Agreement, the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, free and clear of any and all Liens (as defined herein) other than Permitted Liens (as defined herein) the Purchased Shares for $24.01 per share, resulting in an aggregate purchase price for all of the Purchased Shares of $7,917,009.38 (the “Purchase Price”).

Section 1.2                      Deliverables.  Simultaneously with the execution and delivery of this Agreement:

(a)           the Seller has delivered to the Purchaser all of the Seller’s right, title and interest in and to the Purchased Shares (x) by delivery of one or more certificates evidencing the Purchased Shares, endorsed to the Purchaser or accompanied by duly executed stock powers or other instrument of assignment and/or (y) to the extent any Purchased Shares are delivered through the facilities of The Depository Trust Company that are credited to or otherwise held in a securities account maintained by the Seller, by taking such actions as are necessary to cause the relevant financial institution or other entity with which the Seller’s account is maintained to effect the legally valid transfer of the Purchased Shares from the Seller’s account to the account designated by the Purchaser for the receipt of the Purchased Shares so transferred;

(b)           the Seller has delivered to the Purchaser evidence from the transfer agent (such as a “screen shot”) of the recordation in the Purchaser’s name (or, if applicable, to an account of the Purchaser through the facilities of The Depository Trust Company) of the Purchased Shares; and

(c)           the Purchaser has paid to the Seller, as aggregate consideration for the Purchased Shares, the Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Seller to the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER, MR. BIGLARI AND BCC

Section 2.1                      Representations and Warranties of the Seller.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)           The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (i) do not require Seller to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to Regulation 13D or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) make any filing with any Governmental Authority (as defined below); and (ii) except as would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement on the terms set forth herein or on the ability of the Seller to perform its obligations under this Agreement, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body (each, a “Governmental Authority) applicable to the Seller or (B) the terms of any agreements binding upon the Seller.

(c)           This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.  The Seller has duly taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)           The Seller is the sole owner of the Purchased Shares. No person or entity has any beneficial ownership of the Purchased Shares other than BCC by virtue of being the general partner of the Seller and Mr. Biglari by virtue of being the chairman and chief executive officer of BCC.  The Seller has good and valid title to the Purchased Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, assessment, option, proxy, agreement to vote, equitable or other adverse claim (collectively, “Liens”) other than Liens existing under applicable securities laws (collectively, “Permitted Liens”), and the Seller has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Purchased Shares or its ownership rights in such Purchased Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Purchased Shares.  There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Purchased Shares, other than as contemplated by this Agreement.  The delivery of the Purchased Shares to the Purchaser pursuant to this Agreement will transfer and convey good, valid and marketable title thereto to the Purchaser, free and clear of all Liens other than Permitted Liens.

(e)           Without limiting the representations and warranties of the Purchaser in Article III, the Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision.  In entering into this Agreement, the Seller has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Purchaser except to the extent specified in this Agreement.

(f)           The Seller, BCC, Mr. Biglari and their representatives have been provided with access to substantial information, including non-public information, relevant to the Purchaser and the Purchased Shares, and the Seller has reviewed such information as it considers necessary to evaluate the decision to sell the Purchased Shares pursuant to this Agreement (collectively, the “Provided Information”).  Notwithstanding the access provided to the Seller, BCC, Mr. Biglari and their representatives, the Seller acknowledges that the Purchaser may be in possession of material non-public information about the Purchaser not known to the Seller, BCC or Mr. Biglari (“Excluded Information”).  The Seller hereby waives any and all claims and causes of action now or hereafter arising against the Purchaser, its Affiliates or any of their directors, officers, employees, agents or representatives based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information and further covenants not to assert any claims against or to sue the Purchaser, its Affiliates or any of their directors, officers, employees, agents or representatives for any loss, damage or liability arising from or relating to the transactions contemplated by this Agreement based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information.

(g)           The Seller acknowledges and confirms that it is aware that the Purchaser is not making any representation or warranty to the Seller, BCC or Mr. Biglari whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Purchaser, or with respect to the value of the Purchased Shares.  The Seller acknowledges and confirms that it is aware that the closing sale price of the Purchased Shares (the “Stock Price”) has fluctuated since the Seller acquired the Shares and is likely to continue to fluctuate after the date hereof, including possible material increases to the Stock Price.

(h)           Other than the Purchased Shares, neither the Seller nor any of its Affiliates beneficially owns any shares of capital stock of the Purchaser.

(i)            Except for the representations and warranties contained in this Agreement, neither the Seller nor any other person on behalf of the Seller makes any other express or implied representation or warranty with respect to the Seller.

Section 2.2                      Representations and Warranties of Mr. Biglari.

Mr. Biglari hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)           Mr. Biglari is a natural person, and has the power, authority and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by Mr. Biglari and the consummation by Mr. Biglari of the transactions contemplated hereby (i) do not require Mr. Biglari to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to Regulation 13D or Section 16 of the Exchange Act) make any filing with any Governmental Authority; and (ii) except as would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement on the terms set forth herein or on the ability of the Seller or Mr. Biglari to perform their respective obligations under this Agreement, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Seller or Mr. Biglari or (B) the terms of any agreements binding upon the Seller or Mr. Biglari.

(c)           This Agreement has been duly executed and delivered by Mr. Biglari and constitutes a legal, valid and binding obligation of Mr. Biglari, enforceable against Mr. Biglari in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.

(d)           The Seller is the sole owner of the Purchased Shares. No person or entity has any beneficial ownership of the Purchased Shares other than BCC by virtue of being the general partner of the Seller and Mr. Biglari by virtue of being the chairman and chief executive officer of BCC.  The Seller has good and valid title to the Purchased Shares, free and clear of any Lien other than Permitted Liens, and the Seller has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Purchased Shares or its ownership rights in such Purchased Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Purchased Shares.  There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Purchased Shares, other than as contemplated by this Agreement.  The delivery of the Purchased Shares to the Purchaser pursuant to this Agreement will transfer and convey good, valid and marketable title thereto to the Purchaser, free and clear of all Liens other than Permitted Liens.

(e)           Without limiting the representations and warranties of the Purchaser in Article III, Mr. Biglari has such knowledge and experience in financial and business matters and in making investment decisions of this type that he is capable of evaluating the merits and risks of making his investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision.  In entering into this Agreement, Mr. Biglari has consulted with his own advisors and has relied solely upon his own investigation and analysis, without relying upon the Purchaser except to the extent specified in this Agreement.

(f)            Mr. Biglari and his representatives have been provided with access to and have reviewed the Provided Information.  Notwithstanding the access provided to Mr. Biglari and his representatives, Mr. Biglari acknowledges that the Purchaser may be in possession of Excluded Information.  Mr. Biglari hereby waives any and all claims and causes of action now or hereafter arising against the Purchaser, its Affiliates or any of their directors, officers, employees, agents or representatives based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information and further covenants not to assert any claims against or to sue the Purchaser, its Affiliates or any of their directors, officers, employees, agents or representatives for any loss, damage or liability arising from or relating to the transactions contemplated by this Agreement based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information.

(g)           Mr. Biglari acknowledges and confirms that he is aware that the Purchaser is not making any representation or warranty to the Seller, BCC or Mr. Biglari whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Purchaser, or with respect to the value of the Purchased Shares.  Mr. Biglari acknowledges and confirms that he is aware that the Stock Price has fluctuated since the Seller acquired the Shares and is likely to continue to fluctuate after the date hereof, including possible material increases to the Stock Price.

(h)           Other than the Purchased Shares, neither Mr. Biglari nor any of his Affiliates beneficially owns any shares of capital stock of the Purchaser.

(i)            Except for the representations and warranties contained in this Agreement, neither Mr. Biglari nor any other person on behalf of Mr. Biglari makes any other express or implied representation or warranty with respect to Mr. Biglari.

Section 2.3                      Representations and Warranties of BCC.

BCC hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)           BCC is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by BCC and the consummation by BCC of the transactions contemplated hereby (i) do not require BCC to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to Regulation 13D or Section 16 of the Exchange Act) make any filing with any Governmental Authority; and (ii) except as would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement on the terms set forth herein or on the ability of the Seller or BCC to perform their respective obligations under this Agreement, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Seller or BCC or (B) the terms of any agreements binding upon the Seller or BCC.

(c)           This Agreement has been duly executed and delivered by BCC and constitutes a legal, valid and binding obligation of BCC, enforceable against BCC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.  BCC has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)           The Seller is the sole owner of the Purchased Shares. No person or entity has any beneficial ownership of the Purchased Shares other than BCC by virtue of being the general partner of the Seller and Mr. Biglari by virtue of being the chairman and chief executive officer of BCC.  The Seller has good and valid title to the Purchased Shares, free and clear of any Lien other than Permitted Liens, and the Seller has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Purchased Shares or its ownership rights in such Purchased Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Purchased Shares.  There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Purchased Shares, other than as contemplated by this Agreement.  The delivery of the Purchased Shares to the Purchaser pursuant to this Agreement will transfer and convey good, valid and marketable title thereto to the Purchaser, free and clear of all Liens other than Permitted Liens.

(e)           Without limiting the representations and warranties of the Purchaser in Article III, BCC has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision.  In entering into this Agreement, BCC has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Purchaser except to the extent specified in this Agreement.

(f)            BCC and its representatives have been provided with access to and have reviewed the Provided Information.  Notwithstanding the access provided to BCC and its representatives, BCC acknowledges that the Purchaser may be in possession of Excluded Information.  BCC hereby waives any and all claims and causes of action now or hereafter arising against the Purchaser, its Affiliates or any of their directors, officers, employees, agents or representatives based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information and further covenants not to assert any claims against or to sue the Purchaser, its Affiliates or any of their directors, officers, employees, agents or representatives for any loss, damage or liability arising from or relating to the transactions contemplated by this Agreement based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information.

(g)           BCC acknowledges and confirms that it is aware that the Purchaser is not making any representation or warranty to the Seller, BCC or Mr. Biglari whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Purchaser, or with respect to the value of the Purchased Shares.  BCC acknowledges and confirms that it is aware that the Stock Price has fluctuated since the Seller acquired the Shares and is likely to continue to fluctuate after the date hereof, including possible material increases to the Stock Price.

(h)           Other than the Purchased Shares, neither BCC nor any of its Affiliates beneficially owns any shares of capital stock of the Purchaser.

(i)            Except for the representations and warranties contained in this Agreement, neither BCC nor any other person on behalf of BCC makes any other express or implied representation or warranty with respect to BCC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, BCC and Mr. Biglari, as of the date hereof, as follows:

Section 3.1                      Existence and Power.

(a)           The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  The Purchaser has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby (i) do not require Purchaser to obtain any consent, approval, authorization, order, registration or qualification of or make any filing with any Governmental Authority; and (ii) except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement on the terms set forth herein, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Purchaser or (B) the terms of any agreements binding upon the Purchaser.

Section 3.2                      Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.  The Purchaser has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.3                      No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Purchaser nor any other person on behalf of the Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or with respect to any other information provided by or on behalf of the Purchaser.

ARTICLE IV

COVENANTS AND RELEASE

Section 4.1                      Standstill.  Each of the Seller, BCC and Mr. Biglari agrees that, during the period beginning on the date hereof and ending on the fourth (4th) anniversary of the date hereof (the “Restricted Period”), it or he will not, and it or he will cause each of such person’s Affiliates (as defined in Rule 12b-2 (“Rule 12b-2”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act), including, without limitation, agents or other persons acting on its or his behalf not to, and will use commercially reasonable efforts to cause its or his respective Associates (as defined in Rule 12b-2) not to:

(a)           acquire, offer or propose to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (i) interests in any of the Purchaser’s indebtedness or (ii) capital stock of the Purchaser;

(b)           induce or encourage any person to submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration at a meeting of the shareholders of the Purchaser;

(c)           advise, encourage or influence any person with respect to voting any shares of capital stock of the Purchaser with respect to any matter;

(d)           seek to control or influence the governance or policies of the Purchaser;

(e)           effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses of the Purchaser or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Purchaser or any of its subsidiaries or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Purchaser or any of its subsidiaries;

(f)            make any request, submit any proposal or disclose any intent to seek or obtain any waiver, consent under, or any amendment of, any provision of this Agreement other than through non-public communications with the Purchaser that would not be reasonably determined to trigger public disclosure obligations for any Party or any Affiliate of any Party;

(g)           enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person for the purpose of engaging, or offering or proposing to engage, in any of the foregoing; or

(h)           take or cause or induce others to take any action inconsistent with any of the foregoing.

Section 4.2                      Mutual Non-Disparagement.  Subject to applicable law, during the Restricted Period, none of the Parties shall, and each of the Parties shall cause its Affiliates (and shall use commercially reasonable efforts to cause its Associates) not to, directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement or statement (including, without limitation, the filing of any document or report or the making of any other disclosure with the SEC or any other Governmental Authority, unless required by law or legal process, or any disclosure to any journalist, member of the media or securities analyst) concerning any other Party (including, without limitation, the business, reputation, products or services of such other Party) or any of its Affiliates, or any of its past or then-current directors, officers, employees, agents or representatives (collectively, “Representatives”), in each case relating to such other Party’s (or its Affiliate’s or Representative’s) employment with, service to, or other relationship with the Purchaser, that disparages, or would be reasonably expected to disparage, such other Party (or the business, reputation, products or services of such other Party), its Affiliates or Representatives.  For avoidance of doubt, the obligations of the Parties under this Section 4.2 shall not apply to any disclosure, announcement or statement to the extent such disclosure, announcement or statement solely concerns any individual’s employment with, service to, or other relationship with any entity other than the Purchaser or any of its subsidiaries.

Section 4.3                      Mutual Release.  Effective as of the date hereof, each Party, on behalf of itself, himself and its Affiliates, successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity of any such person, such person’s creditors, representatives, agents and attorneys (as applicable, collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges each other Party, its Affiliates and each of its past or current directors, officers, employees, agents or representatives (as applicable, collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist as of the date hereof, which such Releasing Parties, or any of them, had, has or may have directly arising out of, connected with or related to the Seller’s investment in the Purchaser (“Claims”); provided, however, that nothing in this Section 4.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have pursuant to this Agreement (the “Release”).  If any Claim is not subject to the Release, to the extent permitted by law, each Party waives, and will cause the applicable Releasing Parties to waive, any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any other Party or any of the other applicable Released Parties is a party.  Each Party acknowledges that the consideration payable pursuant to this Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement.  Each Party agrees that it will not, and will cause the applicable Releasing Parties not to, institute any litigation, lawsuit, claim or action against any applicable Released Party with respect to any and all Claims released in this Agreement.  Each Party hereby represents and warrants that it has access to adequate information regarding the terms of the Release, the scope and effect of the releases set forth herein and all other matters encompassed by the Release to make an informed and knowledgeable decision with regard to entering into the Release and has not relied on the applicable Released Parties in deciding to enter into the Release and has instead made its own independent analysis and decision to enter into the Release.

Section 4.4                      Withdrawal of Section 220 Request.  The Seller hereby withdraws its request dated June 7, 2016 pursuant to Section 220 of the Delaware General Corporation Law to inspect certain records and documents of the Purchaser and neither the Purchaser nor any of its directors, officers, employees, agents or representatives shall be obligated to respond to such request.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1                      Termination.  This Agreement may be terminated by written consent of each of the Parties.  If this Agreement is terminated in accordance with this Section 5.1, this Agreement shall be of no further force and effect, without any liability on the part of any Party, except for Sections 5.3 through 5.9 and 5.12 through 5.17, which shall survive the termination of this Agreement.  Nothing herein shall relieve any Party of liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement prior to the date of termination.

Section 5.2                      Public Announcements.  Promptly after the date hereof (and, in any event, within the applicable period required under the Exchange Act), (i) the Seller, Mr. Biglari and BCC shall file with the SEC an amendment to that certain Schedule 13D of each of the Seller, Mr. Biglari and BCC last amended on June 9, 2016, subject to the prior opportunity of the Purchaser to review and comment thereon and (ii) the Purchaser shall file with the SEC a Form 8-K, subject to the prior opportunity of the Seller, Mr. Biglari and BCC to review and comment thereon.  Until the end of the Restricted Period, except with respect to disclosures that are consistent in all material respects with prior disclosures made in compliance with this Section 5.2, and to the extent permitted under applicable law, each Party shall consult with the other Parties before issuing, and give the other Parties the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the transactions contemplated by this Agreement.

Section 5.3                      Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (iii) one business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the addresses set forth below or such other address or facsimile number as a Party may from time to time specify by notice to the other Parties.

If to the Purchaser, to:

Air T, Inc.
Attention: Candice Otey, Chief Financial Officer
3524 Airport Road
Maiden, North Carolina 28650

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103
Attention:  Robert C. Juelke
Fax: (215) 988-2757

If to the Seller, BCC or Mr. Biglari, to:

Sardar Biglari
Biglari Capital Corp.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
Facsimile: (210) 344-3411

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky
Facsimile: (212) 451-2222

Section 5.4                      Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the transactions contemplated hereby embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their agents, representatives or affiliates relative to such subject matter, including any term sheets, emails or draft documents.

Section 5.5                      Assignment; Binding Agreement.  No Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

Section 5.6                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

Section 5.7                      Governing Law; Trial by Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.  Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

Section 5.8                      No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 5.9                      Amendment; Waiver.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged, in whole or in part, except by a writing executed by each of the Parties.

Section 5.10                      No Brokers.  No Party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 5.11                      Further Assurances.  Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 5.12                      Costs and Expenses.  Each Party shall each pay its own costs and expenses, including any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, drafting, execution and performance of this Agreement.

Section 5.13                      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the court making such holding is expressly authorized to modify such invalid, illegal or unenforceable provision in lieu of severing such provision from this Agreement in its entirety, whether by rewriting such provision, deleting any or all of such provision, adding additional language to this Agreement or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.  Should any provision of this Agreement be held by a court of competent jurisdiction to be valid, legal or enforceable only if modified, or if any portion of this Agreement shall be held as invalid, illegal or unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

Section 5.14                      Headings.  The article and section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 5.15                      Construction.  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any term shall include the corresponding masculine, feminine and neuter forms.  The word “including” shall be deemed to be followed by the phrase “without limitation”.  All references to “$” are to the lawful currency of the United States of America.  The words “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.

Section 5.16                      Specific Performance.  The Parties acknowledge and agree that a Party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by the other Party in accordance with their specific terms or are otherwise breached.  Accordingly, the Parties agree that, in any such event, the Parties shall be entitled to seek an injunction or injunctions to specifically enforce the terms and provisions hereof in an action instituted in any court of the State of Delaware having subject matter jurisdiction in respect thereof, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.

Section 5.17                      Survival.  The representations and warranties contained in this Agreement shall survive without expiration.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

AIR T, INC.

By:	/s/ Candice Otey
Name:	Candice Otey
Title:	Chief Financial Officer

THE LION FUND II, L.P.

By:	Biglari Capital Corp., its general partner

By:	/s/ Sardar Biglari
Name:	Sardar Biglari
Title:	Chairman and Chief Executive Officer

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
Name:	Sardar Biglari
Title:	Chairman and Chief Executive Officer

/s/ Sardar Biglari
Sardar Biglari